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Exhibit 99.1
BJ’s Wholesale Club Holdings, Inc. Announces Second Quarter Fiscal 2021 Results
Company Reports Record Second Quarter Profits

Second Quarter Fiscal 2021 Highlights
•Membership size and quality continues to improve; first-year renewal rates remain at historic levels.
•Total comparable sales increased by 4.0%, reflecting two year stacked comp of 21.2%.
•Comparable club sales, excluding gasoline sales, decreased by 3.4%, reflecting two-year stacked comp of 20.8%.
•Digitally-enabled sales growth was 4%, reflecting two-year stacked comp growth of 304%. Members continue to aggressively adopt new services such as curbside pickup.
•Consistent, robust performance across categories and geographies.
•Earnings per diluted share of $0.80 reflects a 5.3% year-over-year increase.
•Adjusted earnings per diluted share of $0.82 reflects a 6.5% year-over-year growth.
•Net cash provided by operating activities was $310.3 million and free cash flow was $239.7 million for the second quarter of fiscal 2021.
Westborough, Mass. (August 19, 2021) – BJ’s Wholesale Club Holdings, Inc. (NYSE: BJ) (the "Company") today announced its financial results for the thirteen and twenty-six weeks ended July 31, 2021.

"When I reflect on our impressive performance, it is clear that our progress against our strategic priorities has powered our success. We drove outstanding membership results, expanded our market share and continued to benefit from elevated consumer spending trends," said Bob Eddy, President and Chief Executive Officer, BJ’s Wholesale Club. "I am thankful for our team members’ dedication and excellent execution, which continues to enable our success. We have invested into our team members, the value of our membership, our digital infrastructure and physical footprint to continue to accelerate our growth flywheel. With these investments, we are confident that we are well positioned for long-term success."

Key Measures for the Thirteen Weeks Ended July 31, 2021 (Second Quarter of Fiscal 2021) and for the Twenty-Six Weeks Ended July 31, 2021 (First Half of Fiscal 2021):
BJ'S WHOLESALE CLUB HOLDINGS, INC.
(Amounts in thousands, except per share amounts)

	13 Weeks Ended July 31, 2021	13 Weeks Ended August 1, 2020	% Growth	26 Weeks Ended July 31, 2021	26 Weeks Ended August 1, 2020	% Growth
Net sales	$4,088,402	$3,871,640	5.6%	$7,870,236	$7,589,680	3.7%
Membership fee income	88,753	82,490	7.6%	175,141	162,055	8.1%
Total revenues	4,177,155	3,954,130	5.6%	8,045,377	7,751,735	3.8%

Operating income	163,784	163,595	0.1%	290,038	307,345	(5.6)%
Income from continuing operations	110,997	106,668	4.1%	192,583	202,410	(4.9)%
Adjusted EBITDA (a)	220,140	216,850	1.5%	422,549	410,765	2.9%
Net income	110,988	106,618	4.1%	192,567	202,352	(4.8)%
EPS (b)	0.80	0.76	5.3%	1.39	1.46	(4.8)%
Adjusted net income (a)	113,324	107,542	5.4%	213,019	203,276	4.8%
Adjusted EPS (a)	0.82	0.77	6.5%	1.54	1.46	5.5%
Basic weighted average shares outstanding	135,521	136,706	(0.9)%	135,615	136,398	(0.6)%
Diluted weighted average shares outstanding	138,197	139,522	(0.9)%	138,430	138,975	(0.4)%
(a)See “Note Regarding Non-GAAP Financial Information.”
(b)EPS represents earnings per diluted share.
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Additional Highlights:
•Comparable club sales for the second quarter of fiscal 2021 increased 4.0% compared to the second quarter of fiscal 2020. Comparable club sales, excluding the impact of gasoline sales, for the second quarter of fiscal 2021 decreased 3.4% compared to the second quarter of fiscal 2020. Comparable club sales for the first half of fiscal 2021 increased 2.2% compared to the first half of fiscal 2020. Comparable club sales, excluding the impact of gasoline sales, for the first half of fiscal 2021 decreased 4.2% compared to the first half of fiscal 2020.
•Gross profit increased to $763.5 million in the second quarter of fiscal 2021 from $756.4 million in the second quarter of fiscal 2020. Merchandise gross margin rate, which excludes gasoline sales and membership fee income, increased 30 basis points over the second quarter of fiscal 2020. Merchandise margins benefited from improved private label penetration and the mix of our general merchandise sales, partially offset by increased freight costs and price investments in inflationary categories. Gross profit decreased to $1,490.3 million in the first half of fiscal 2021 from $1,493.1 million in the first half of fiscal 2020. Merchandise gross margin rate, which excludes gasoline sales and membership fee income, increased by approximately 50 basis points over the first half of fiscal 2020. Merchandise margins benefited from the mix of our general merchandise sales, improved private label penetration and continued execution of our category profitability improvement initiatives, partially offset by increased freight costs and price investments in inflationary categories.
•Selling, general and administrative expenses ("SG&A") increased to $598.1 million in the second quarter of fiscal 2021, compared to $590.8 million in the second quarter of fiscal 2020. The increase in SG&A expense in the second quarter of fiscal 2021 was driven by a team member recognition bonus of approximately $8.0 million. SG&A increased to $1,198.0 million in the first half of fiscal 2021 compared to $1,181.2 million in the first half of fiscal 2020. SG&A in the first half of fiscal 2021 included $17.5 million of stock-based compensation expense related to the acceleration of stock awards associated with the passing of Lee Delaney, $2.3 million of severance charges associated with labor reductions that resulted from the realignment of our field operations and $8.0 million associated with a team member recognition bonus.
•Operating income increased to $163.8 million, or 3.9% of total revenues, in the second quarter of fiscal 2021 compared to $163.6 million, or 4.1% of total revenues, in the second quarter of fiscal 2020. Operating income decreased to $290.0 million, or 3.6% of total revenues, in the first half of fiscal 2021 compared to $307.3 million, or 4.0% of total revenues, in the first half of fiscal 2020.
•Interest expense, net, decreased to $16.4 million in the second quarter of fiscal 2021 compared to $20.7 million in the second quarter of fiscal 2020. Interest expense in the second quarter of fiscal 2021 included a $3.2 million release of accumulated other comprehensive income related to the July 2021 payment on the Company’s ABL Facility. Interest expense, net, decreased to $35.7 million in the first half of fiscal 2021 compared to $42.6 million in the first half of fiscal 2020. Interest expense in the first half of fiscal 2021 included an $8.0 million release of accumulated other comprehensive income and $0.7 million expense of deferred financing costs associated with the principal prepayment on the Company's First Lien Term Loan and payment on the ABL Facility. The decrease in interest expense was driven by continued de-levering.
•Income tax expense was $36.4 million in the second quarter of fiscal 2021 compared to income tax expense of $36.2 million in the second quarter of fiscal 2020. The second quarter of fiscal 2021 included a benefit of $3.2 million from excess tax benefits related to stock-based compensation compared to $2.6 million in the second quarter of fiscal 2020. Income tax expense was $61.7 million in the first half of fiscal 2021 compared to income tax expense of $62.4 million in the first half of fiscal 2020. The first half of fiscal 2021 included a benefit of $6.4 million from excess tax benefits related to stock-based compensation compared to $7.1 million in the first half of fiscal 2020.
•Under our share repurchase program, we repurchased 1,054,116 shares of common stock, totaling $49.6 million in the second quarter of fiscal 2021. In the first half of fiscal 2021, we repurchased 1,369,116 shares of common stock, totaling $63.5 million, under such program.
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Fiscal 2021 Ending January 29, 2022 Outlook
"Looking ahead, we remain confident our business will continue to thrive and that our solid membership trends, assortment initiatives, enhanced digital capabilities and robust real estate pipeline will drive sustained and strong profitable growth," said Laura Felice, Executive Vice President, Chief Financial Officer, BJ's Wholesale Club. "Given the level of uncertainty associated with the evolution of the pandemic, fiscal 2021 remains difficult to forecast. Our view of the future has improved from last quarter but we will continue to refrain from offering formal detailed guidance."
Conference Call Details
A conference call to discuss the second quarter of fiscal 2021 financial results is scheduled for today, August 19, 2021, at 8:30 A.M. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-274-0290 (international callers please dial 647-689-5405) approximately 10 minutes prior to the start of the call and to reference conference ID 8492204. A live audio webcast of the conference call will be available online at https://investors.bjs.com.
A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online at https://investors.bjs.com and by dialing 416-621-4642 and entering the access code 8492204. The recorded replay will be available until August 27, 2021 and an online archive of the webcast will be available for one year.
About BJ’s Wholesale Club Holdings, Inc.
Headquartered in Westborough, Massachusetts, BJ's Wholesale Club Holdings, Inc. is a leading operator of membership warehouse clubs in the Eastern United States. The company currently operates 222 clubs and 151 BJ's Gas® locations in 17 states.
Non-GAAP Financial Measures
We refer to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information" and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and a reconciliation of the Non-GAAP financial measures to the most comparable GAAP financial measures.
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BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended July 31, 2021	13 Weeks Ended August 1, 2020	26 Weeks Ended July 31, 2021	26 Weeks Ended August 1, 2020
Net sales	$4,088,402	$3,871,640	$7,870,236	$7,589,680
Membership fee income	88,753	82,490	175,141	162,055
Total revenues	4,177,155	3,954,130	8,045,377	7,751,735
Cost of sales	3,413,625	3,197,752	6,555,122	6,258,645
Selling, general and administrative expenses	598,113	590,814	1,198,023	1,181,175
Pre-opening expense	1,633	1,969	2,194	4,570
Operating income	163,784	163,595	290,038	307,345
Interest expense, net	16,428	20,741	35,713	42,585
Income from continuing operations before income taxes	147,356	142,854	254,325	264,760
Provision for income taxes	36,359	36,186	61,742	62,350
Income from continuing operations	110,997	106,668	192,583	202,410
Loss from discontinued operations, net of income taxes	(9)	(50)	(16)	(58)
Net income	$110,988	$106,618	$192,567	$202,352
Income per share attributable to common stockholders - basic:
Income from continuing operations	$0.82	$0.78	$1.42	$1.48
Loss from discontinued operations	—	—	—	—
Net income	$0.82	$0.78	$1.42	$1.48
Income per share attributable to common stockholders - diluted:
Income from continuing operations	$0.80	$0.76	$1.39	$1.46
Loss from discontinued operations	—	—	—	—
Net income	$0.80	$0.76	$1.39	$1.46
Weighted average number of shares outstanding:
Basic	135,521	136,706	135,615	136,398
Diluted	138,197	139,522	138,430	138,975
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BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share amounts)
(Unaudited)

	July 31, 2021	August 1, 2020
ASSETS
Current assets:
Cash and cash equivalents	$42,414	$168,811
Accounts receivable, net	169,135	170,595
Merchandise inventories	1,033,555	1,005,274
Prepaid expense and other current assets	46,446	64,074
Total current assets	1,291,550	1,408,754

Operating lease right-of-use assets, net	2,138,690	2,043,713
Property and equipment, net	841,521	755,678
Goodwill	924,134	924,134
Intangibles, net	129,881	141,054
Deferred taxes	2,973	—
Other assets	18,850	20,687
Total assets	$5,347,599	$5,294,020

LIABILITIES
Current liabilities:
Current portion of operating lease liabilities	134,421	128,010
Accounts payable	1,029,726	1,004,725
Accrued expenses and other current liabilities	675,049	631,500
Total current liabilities	1,839,196	1,764,235

Long-term lease liabilities	2,069,148	1,971,634
Long-term debt	747,730	1,202,209
Deferred income taxes	41,635	43,111
Other noncurrent liabilities	161,538	193,730

STOCKHOLDERS' EQUITY	488,352	119,101
Total liabilities and stockholders' equity	$5,347,599	$5,294,020
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BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands, except per share amounts)
(Unaudited)

	26 Weeks Ended July 31, 2021	26 Weeks Ended August 1, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$192,567	$202,352
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	89,834	82,171
Amortization of debt issuance costs and accretion of original issue discount	1,724	2,363
Debt extinguishment charges	657	1,283
Stock-based compensation expense	34,634	14,578
Deferred income tax provision (benefit)	(6,260)	438
Changes in operating leases and other non-cash items	3,187	4,175
Increase (decrease) in cash due to changes in:
Accounts receivable	3,584	35,758
Merchandise inventories	172,140	76,228
Accounts payable	41,652	218,313
Accrued expenses	26,049	70,971
Other operating assets and liabilities, net	(455)	25,062
Net cash provided by operating activities	559,313	733,692
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment, net of disposals and proceeds from sale leaseback transactions	(128,728)	(78,901)
Net cash used in investing activities	(128,728)	(78,901)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on long term debt	(100,000)	(153,297)
Payments on ABL Facility	(260,000)	(328,000)
Net cash received from stock option exercises	4,913	9,005
Net cash received from Employee Stock Purchase Program (ESPP)	1,877	1,107
Acquisition of treasury stock	(79,269)	(44,533)
Proceeds from financing obligations	1,333	—
Other financing activities	(543)	(466)
Net cash used in financing activities	(431,689)	(516,184)
Net increase (decrease) in cash and cash equivalents	(1,104)	138,607
Cash and cash equivalents at beginning of period	43,518	30,204
Cash and cash equivalents at end of period	$42,414	$168,811
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Note Regarding Non-GAAP Financial Information
This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income, adjusted net income per diluted share, adjusted EBITDA, free cash flow, net debt and net debt to last twelve months (“LTM”) adjusted EBITDA.
We define adjusted net income as net income attributable to common stockholders adjusted for: stock-based compensation related to acceleration of stock awards; severance charges and expenses related to debt payments; loss on cash flow hedge; and the tax impact of the foregoing adjustments on net income.
We define adjusted net income per diluted share as adjusted net income divided by the weighted-average diluted shares outstanding.
We define adjusted EBITDA as income from continuing operations before interest expense, net, provision for income taxes and depreciation and amortization, adjusted for the impact of certain other items, including: stock-based compensation expense; pre-opening expenses; non-cash rent; severance and other adjustments.
We define free cash flow as net cash provided by operating activities less additions to property and equipment, net of disposals, plus proceeds from sale leaseback transactions.
We define net debt as total debt outstanding less cash and cash equivalents.
We define net debt to LTM adjusted EBITDA as net debt at the balance sheet date divided by adjusted EBITDA for the trailing twelve-month period.
We present adjusted net income, adjusted net income per diluted share and adjusted EBITDA, which are not recognized financial measures under GAAP, because we believe such measures assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, adjusted EBITDA excludes pre-opening expenses, because we do not believe these expenses are indicative of the underlying operating performance of our clubs. The amount and timing of pre-opening expenses are dependent on, among other things, the size of new clubs opened and the number of new clubs opened during any given period.
Management believes that adjusted net income, adjusted net income per diluted share and adjusted EBITDA are helpful in highlighting trends in our core operating performance compared to other measures, which can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. We use adjusted net income, adjusted net income per diluted share and adjusted EBITDA to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies; to make budgeting decisions; and to compare our performance against that of other peer companies using similar measures. We also use adjusted EBITDA in connection with establishing discretionary annual incentive compensation.
We present free cash flow, which is not a recognized financial measure under GAAP, because we use it to report to our Board of Directors and we believe it assists investors and analysts in evaluating our liquidity. Free cash flow should not be considered as an alternative to cash flows from operations as a liquidity measure. We present net debt and net debt to LTM adjusted EBITDA, which are not recognized as financial measures under GAAP, because we use them to report to our Board of Directors and we believe they assist investors and analysts in evaluating our borrowing capacity. Net debt to LTM adjusted EBITDA is a key financial measure that is used by management to assess the borrowing capacity of the Company.
You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating adjusted net income, adjusted net income per diluted share, adjusted EBITDA and net debt to LTM adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or like some of the adjustments in our presentation of these metrics. Our presentation of adjusted net income, adjusted net income per diluted share, adjusted EBITDA, free cash flow, net debt and net debt to LTM adjusted EBITDA should not be considered as alternatives to any other measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of adjusted net income, adjusted net income per diluted share, adjusted EBITDA or net debt to LTM adjusted EBITDA in the future, and any such modification may be material. In addition, adjusted net income, adjusted net income per diluted share, adjusted EBITDA, free cash flow, net debt and net debt to LTM adjusted EBITDA may not be comparable to similarly titled
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measures used by other companies in our industry or across different industries. Additionally, adjusted net income, adjusted net income per diluted share, adjusted EBITDA, free cash flow, net debt and net debt to LTM adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.

Reconciliation of GAAP to Non-GAAP Financial Information
BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation of net income to adjusted net income and adjusted net income per diluted share
(Amounts in thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended July 31, 2021	13 Weeks Ended August 1, 2020	26 Weeks Ended July 31, 2021	26 Weeks Ended August 1, 2020
Net income as reported	$110,988	$106,618	$192,567	$202,352
Adjustments:
Stock-based compensation related to acceleration of stock awards (a)	—	—	17,494	—
Loss on cash flow hedge (b)	3,245	—	7,954	—
Charges related to debt payments (c)	—	1,283	657	1,283
Severance charges (d)	—	—	2,300	—
Tax impact of adjustments to net income (e)	(909)	(359)	(7,953)	(359)
Adjusted net income	$113,324	$107,542	$213,019	$203,276

Weighted-average diluted shares outstanding	138,197	139,522	138,430	138,975
Adjusted net income per diluted share (f)	$0.82	$0.77	$1.54	$1.46
(a)Represents accelerated vesting of equity awards, which were related to the passing of Lee Delaney.
(b)Represents the reclassification into earnings of accumulated other comprehensive income associated with the de-designation of hedge accounting on one of our swap agreements due to the payment of debt.
(c)Represents the expensing of fees and deferred fees and original issue discount associated with the partial prepayment of debt.
(d)Represents severance charges associated with labor reductions that resulted from the realignment of our field operations.
(e)Represents the tax effect of the above adjustments at a statutory tax rate of approximately 28%.
(f)Adjusted net income per diluted share is measured using weighted average diluted shares outstanding.
BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation to Adjusted EBITDA
(Amounts in thousands)
(Unaudited)

	13 Weeks Ended July 31, 2021	13 Weeks Ended August 1, 2020	26 Weeks Ended July 31, 2021	26 Weeks Ended August 1, 2020
Income from continuing operations	$110,997	$106,668	$192,583	$202,410
Interest expense, net	16,428	20,741	35,713	42,585
Provision for income taxes	36,359	36,186	61,742	62,350
Depreciation and amortization	45,448	41,332	89,834	82,171
Stock-based compensation expense (a)	7,334	9,064	34,634	14,578
Pre-opening expenses (b)	1,633	1,969	2,194	4,570
Non-cash rent (c)	1,765	511	3,182	2,015
Severance (d)	—	—	2,300	—
Other adjustments (e)	176	379	367	86
Adjusted EBITDA	$220,140	$216,850	$422,549	$410,765
(a)Represents total stock-based compensation expense.
(b)Represents direct incremental costs of opening or relocating a facility that are charged to operations as incurred.
(c)Consists of an adjustment to remove the non-cash portion of rent expense.
(d)Represents severance charges associated with labor reductions that resulted from the realignment of our field operations.
(e)Other non-cash items, including non-cash accretion on asset retirement obligations and obligations associated with our post-retirement medical plan.
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BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation to Free Cash Flow
(Amounts in thousands)
(Unaudited)

	13 Weeks Ended July 31, 2021	13 Weeks Ended August 1, 2020	26 Weeks Ended July 31, 2021	26 Weeks Ended August 1, 2020
Net cash provided by operating activities	$310,348	$263,790	$559,313	$733,692
Less: Additions to property and equipment, net of disposals	73,118	47,750	147,808	82,962
Plus: Proceeds from sale leaseback transactions	2,450	4,061	19,080	4,061
Free cash flow	$239,680	$220,101	$430,585	$654,791
BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation of Net Debt and Net Debt to LTM adjusted EBITDA
(Amounts in thousands)
(Unaudited)

	July 31, 2021
Total debt	$747,730
Less: Cash and cash equivalents	42,414
Net Debt	$705,316

Income from continuing operations	$411,355
Interest expense, net	77,513
Provision for income taxes	136,217
Depreciation and amortization	175,117
Stock-based compensation expense (a)	52,206
Preopening expenses (b)	7,433
Non-cash rent (c)	6,109
Severance (d)	2,300
Other adjustments (e)	1,026
Adjusted EBITDA	$869,276

Net debt to LTM adjusted EBITDA	0.8	x
(a)Represents total stock-based compensation expense.
(b)Represents direct incremental costs of opening or relocating a facility that are charged to operations as incurred.
(c)Consists of an adjustment to remove the non-cash portion of rent expense.
(d)Represents severance charges associated with labor reductions that resulted from the realignment of our field operations.
(e)Other non-cash items, including non-cash accretion on asset retirement obligations and obligations associated with our post-retirement medical plan.
Investor Contact:
Faten Freiha, BJ's Wholesale Club
(774) 512-6320
ffreiha@bjs.com
Media Contact:
Jennie Hardin, BJ’s Wholesale Club
(774) 512-6978
jhardin@bjs.com
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